Exhibit 3(a)

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VIACOM INC.

(Originally incorporated on November 10, 1986 under the name Arsenal Holdings, Inc.)

ARTICLE I

NAME

The name of this Corporation is Viacom Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT FOR SERVICE

        The registered office of the Corporation in the State of Delaware is located at Suite 400, 2711 Centerville Road, City of Wilmington, County of New Castle. The name and address of the Corporation's registered agent for service of process in Delaware is:

Corporation Service Company
Suite 400
2711 Centerville Road
Wilmington, Delaware 19808

ARTICLE III

CORPORATE PURPOSES

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITAL STOCK

        (1)    Shares, Classes and Series Authorized.

          (a)   The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 10,775,000,000 shares. The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

              (i)  750,000,000 shares of Class A Common Stock, $0.01 par value ("Class A Common Stock").

             (ii)  10,000,000,000 shares of Class B Common Stock, $0.01 par value ("Class B Common Stock").

            (iii)  25,000,000 shares of Preferred Stock, $0.01 par value ("Preferred Stock").

          (b)   The number of authorized shares of Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

        (2)    Powers and Rights of the Class A Common Stock and the Class B Common Stock.

        Except as otherwise expressly provided in this Restated Certificate of Incorporation, all issued and outstanding shares of Class A Common Stock and Class B Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

        A.    Voting Rights and Powers.    Except as otherwise provided in this Restated Certificate of Incorporation or required by law, with respect to all matters upon which stockholders are entitled to vote, the holders of the outstanding shares of Class A Common Stock shall vote together with the holders of any other outstanding shares of capital stock of the Corporation entitled to vote, without regard to class, and every holder of outstanding shares of Class A Common Stock shall be entitled to cast thereon one vote in person or by proxy for each share of Class A Common Stock standing in his name. The holders of shares of Class A Common Stock shall have the relevant class voting rights set forth in Article IX. Except as otherwise required by law, the holders of outstanding shares of Class B Common Stock shall not be entitled to any votes upon any questions presented to stockholders of the Corporation, including but not limited to, whether to increase or decrease (but not below the number of shares then outstanding) the number of authorized shares of Class B Common Stock.

        B.    Dividends.    Subject to the rights and preferences of the Preferred Stock set forth in this Article IV and in any resolution or resolutions providing for the issuance of such stock as set forth in Section (3) of this Article IV, the holders of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably such dividends as may from time to time be declared by the Board of Directors out of funds legally available therefor.

        C.    Distribution of Assets Upon Liquidation.    In the event the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after there shall have been paid or set aside for the holders of all shares of the Preferred Stock then outstanding the full preferential amounts to which they are entitled under this Article IV or the resolutions, as the case may be, authorizing the issuance of such Preferred Stock, the net assets of the Corporation remaining thereafter shall be divided ratably among the holders of Class A Common Stock and Class B Common Stock.

        D.    Split, Subdivision or Combination.    If the Corporation shall in any manner split, subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other class of Common Stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the other class of Common Stock have been split, subdivided or combined.

        E.    Conversion.    So long as there are 10,000 shares of Class A Common Stock outstanding, each record holder of shares of Class A Common Stock and Class B Common Stock may convert any or all of such shares into an equal number of shares of Class B Common Stock by surrendering the certificates for such shares, accompanied by payment of documentary, stamp or similar issue or transfer taxes, if any, along with a written notice by such record holder to the Corporation stating that such record holder desires to convert such shares into the same number of shares of Class B Common Stock and requesting that the Corporation issue all of such Class B Common Stock to the persons named therein, setting forth the number of shares of Class B Common Stock to be issued to each such person and the denominations in which the certificates therefor are to be issued.

        (3)    Powers and Rights of the Preferred Stock.

        The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix: the right to vote, if any; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Corporation; whether such dividends shall be cumulative or noncumulative, and, if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the Corporation or for any debt securities of the Corporation and the terms and conditions, including, without limitation, price and rate of exchange, of such conversion or exchange; whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any, for shares of such series including, without limitation, a redemption price or prices payable in shares of Class A Common Stock or Class B Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof pertaining to shares of such series permitted by law.

        (4)    Issuance of Class A Common Stock, Class B Common Stock and Preferred Stock.

        The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of Class A Common Stock, Class B Common Stock and Preferred Stock herein authorized in accordance with the terms and conditions set forth in this Restated Certificate of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration, and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by any of the stockholders of the Corporation, except as otherwise required by law.

        Pursuant to the authority conferred by this Article IV, a series of Preferred Stock has been previously designated consisting of the number of shares, with the voting powers, designation, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions thereof as are stated and expressed in the following exhibit attached hereto and incorporated herein by reference: Exhibit A—Series D Fully Participating Preferred Stock. All references in Exhibit A to the "Company" shall mean Viacom Inc., and to "this resolution" shall mean the resolutions of the Board of Directors of the Corporation adopted on August 19, 2004 and set forth in the Certificate of Designation of the Voting Powers, Designation, Preferences and Relative, Participating, Optional or other Special Rights and Qualifications, Limitations and Restrictions of the Series D Fully Participating Preferred Stock filed with the Office of the Secretary of State of the State of Delaware on August 20, 2004 creating, authorizing and providing for the issuance of the Series D Fully Participating Preferred Stock, as set forth in Exhibit A.

ARTICLE V

DIRECTORS

        (1)    Power of the Board of Directors.    The property and business of the Corporation shall be controlled and managed by or under the direction of its Board of Directors. In furtherance, and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized:

          (a)   To make, alter, amend or repeal the By-Laws of the Corporation; provided that no By-Laws hereafter adopted shall invalidate any prior act of the Directors that would have been valid if such By-Laws had not been adopted;

          (b)   To determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the property, business and affairs of the Corporation, including, without limitation, the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, and the notice requirements for Board meetings, as well as the manner of taking Board action; and

          (c)   To exercise all such powers and do all such acts as may be exercised by the Corporation, subject to the provisions of the laws of the State of Delaware, this Restated Certificate of Incorporation, and the By-Laws of the Corporation.

        (2)    Number and Qualifications of Directors.    The number of directors constituting the entire Board of Directors shall be fixed from time to time by resolution of the Board of Directors but shall not be less than three nor more than twenty. Directors shall be elected to hold office for a term of one year. As used in this Restated Certificate of Incorporation, the term "entire Board of Directors" means the total number of Directors fixed in the manner provided in this Article V Section (2) and in the By-Laws.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS,
OFFICERS AND OTHERS

        (1)    Right to Indemnification.    The Corporation shall indemnify any person who was or is involved in or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent (including, without limitation, a trustee) of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against judgments, fines, amounts paid in settlement and expenses (including, without limitation, attorneys' fees), actually and reasonably incurred by him in connection with such action, suit or proceeding. Notwithstanding the foregoing, except as provided in paragraph (7) of this Article VI with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee, if and only if the Board of Directors authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding.

        (2)    Successful Defense.    To the extent that a present or former Director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 of this Article VI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including, without limitation, attorneys' fees) actually and reasonably incurred by him in connection therewith.

        (3)    Advance Payment of Expenses.

          (a)   Expenses (including attorneys' fees) incurred by a Director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding; provided, however, that, to the extent required by the Delaware General Corporation Law, as the same exists or may hereafter be amended, such Director or officer shall submit to the Corporation, prior to the payment of such expenses, an undertaking by or on behalf of such Director or officer to repay such amount if it shall ultimately be determined in a final, non-appealable judicial decision that such indemnitee is not entitled to be indemnified by the Corporation for such expenses as authorized in this Article.

          (b)   Expenses (including attorneys' fees) incurred by any other employee or agent in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Corporation deems appropriate.

        (4)    Not Exclusive.    The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VI shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Corporation is authorized to enter into an agreement with any Director, officer, employee or agent of the Corporation providing indemnification for such person against expenses, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, any action by or in the right of the Corporation, that arises by reason of the fact that such person is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.

        (5)    Insurance.    The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

        (6)    Certain Definitions.    For the purposes of this Article VI, (A) any Director, officer, employee or agent of the Corporation who shall serve as a director, officer, employee or agent of any other corporation, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was a stockholder or creditor, or in which the Corporation is or was in any way interested, or (B) any director, officer, employee or agent of any subsidiary corporation, joint venture, trust or other enterprise wholly owned by the Corporation, shall be deemed to be serving as such director, officer, employee or agent at the request of the Corporation, unless the Board of Directors of the Corporation shall determine otherwise. In all other instances where any person shall serve as a director, officer, employee or agent of another corporation, joint venture, trust or other enterprise of which the Corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as such director, officer, employee or agent at the request of the Corporation, the Board of Directors of the Corporation may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service. For purposes of this Article VI, references to a corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity. For purposes of this Article VI, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a Director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such Director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries, and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VI.

          (7)    Proceedings to Enforce Rights to Indemnification.

          (a)   If a claim under paragraph (1) of this Article VI is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, or a claim under paragraph (3) of this Article VI is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. Any such written claim under paragraph (1) of this Article VI shall include such documentation and information as is reasonably available to the indemnitee and reasonably necessary to determine whether and to what extent the indemnitee is entitled to indemnification. Any written claim under paragraph (3) of this Article VI shall include reasonable documentation of the expenses incurred by the indemnitee.

          (b)   If successful in whole or in part in any suit brought pursuant to paragraph 7(a) above, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid and indemnified for the expense of prosecuting or defending such suit.

          (c)   In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Directors who are not parties to such action, a committee of such Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Directors who are not parties to such action, a committee of such Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI or otherwise shall be on the Corporation.

        (8)    Preservation of Rights.    The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Article VI by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of a Director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

ARTICLE VII

DIRECTOR LIABILITY TO THE CORPORATION

        (1)   A Director's liability to the Corporation for breach of duty to the Corporation or its stockholders shall be limited to the fullest extent permitted by Delaware law as in effect on February 24, 1987 or as thereafter amended. In particular no Director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the Director derived an improper personal benefit.

        (2)   Any repeal or modification of the foregoing paragraph (a) by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

        (3)   If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the liability of directors, then a Director of the Corporation shall be free of liability to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

ARTICLE VIII

RESERVATION OF RIGHT TO AMEND
CERTIFICATE OF INCORPORATION

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Restated Certificate of Incorporation and all rights and powers conferred in this Restated Certificate of Incorporation on stockholders, directors and officers are subject to this reserved power.

        Each reference in the Restated Certificate of Incorporation to "the Restated Certificate of Incorporation," "hereunder," "hereof," or words of like import and each reference to the Restated Certificate of Incorporation set forth in any amendment to the Restated Certificate of Incorporation shall mean and be a reference to the Restated Certificate of Incorporation as supplemented and amended through such amendment to the Restated Certificate of Incorporation.

ARTICLE IX

VOTING RIGHTS

        (1)    Class A Common Stock.    In addition to any other approval required by law or by this Restated Certificate of Incorporation, the affirmative vote of a majority of the then outstanding shares of Class A Common Stock, voted separately as a class, shall be necessary to approve any consolidation of the Corporation with another corporation, any merger of the Corporation into another corporation or any merger of any other corporation into the Corporation pursuant to which shares of Common Stock are converted into or exchanged for any securities or any other consideration.

        (2)    Preferred Stock.    In addition to any other approval required by law or by this Restated Certificate of Incorporation, each particular series of any class of Preferred Stock shall have such right to vote, if any, as shall be fixed in the resolution or resolutions, adopted by the Board of Directors, providing for the issuance of shares of such particular series.

ARTICLE X

STOCK OWNERSHIP
AND THE FEDERAL COMMUNICATIONS LAWS

        (1)    Requests for Information.    So long as the Corporation or any of its subsidiaries holds any authorization from the Federal Communications Commission (or any successor thereto), if the Corporation has reason to believe that the ownership, or proposed ownership, of shares of capital stock of the Corporation by any stockholder or any person presenting any shares of capital stock of the Corporation for transfer into his name (a "Proposed Transferee") may be inconsistent with, or in violation of, any provision of the Federal Communications Laws (as hereinafter defined), such stockholder or Proposed Transferee, upon request of the Corporation, shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations) as the Corporation shall reasonably request to determine whether the ownership of, or the exercise of any rights with respect to, shares of capital stock of the Corporation by such stockholder or Proposed Transferee is inconsistent with, or in violation of, the Federal Communications Laws. For purposes of this Article X, the term "Federal Communications Laws" shall mean any law of the United States now or hereafter in effect (and any regulation thereunder) pertaining to the ownership of, or the exercise of the rights of ownership with respect to, capital stock of corporations holding, directly or indirectly, Federal Communications Commission authorizations, including, without limitation, the Communications Act of 1934, as amended (the "Communications Act"), and regulations thereunder pertaining to the ownership, or the exercise of the rights of ownership, of capital stock of corporations holding, directly or indirectly, Federal Communications Commission authorizations, by (i) aliens, as defined in or under the Communications Act, as it may be amended from time to time, (ii) persons and entities having interests in television or radio stations, daily newspapers and cable television systems or

(iii) persons or entities, unilaterally or otherwise, seeking direct or indirect control of the Corporation, as construed under the Communications Act, without having obtained any requisite prior Federal regulatory approval to such control.

        (2)    Denial of Rights, Refusal to Transfer.    If any stockholder or Proposed Transferee from whom information is requested should fail to respond to such request pursuant to Section (1) of this Article or the Corporation shall conclude that the ownership of, or the exercise of any rights of ownership with respect to, shares of capital stock of the Corporation, by such stockholder or Proposed Transferee, could result in any inconsistency with, or violation of, the Federal Communications Laws, the Corporation may refuse to permit the transfer of shares of capital stock of the Corporation to such Proposed Transferee, or may suspend those rights of stock ownership the exercise of which would result in any inconsistency with, or violation of, the Federal Communications Laws, such refusal of transfer or suspension to remain in effect until the requested information has been received and the Corporation has determined that such transfer, or the exercise of such suspended rights, as the case may be, is permissible under the Federal Communications Laws, and the Corporation may exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such stockholder or Proposed Transferee, with a view towards obtaining such information or preventing or curing any situation which would cause any inconsistency with, or violation of, any provision of the Federal Communications Laws.

        (3)    Legends.    The Corporation may note on the certificates of its capital stock that the shares represented by such certificates are subject to the restrictions set forth in this Article.

        (4)    Certain Definitions.    For purposes of this Article, the word "person" shall include not only natural persons but partnerships, associations, corporations, joint ventures and other entities, and the word "regulation" shall include not only regulations but rules, published policies and published controlling interpretations by an administrative agency or body empowered to administer a statutory provision of the Federal Communications Laws.

ARTICLE XI

TRANSACTIONS WITH DIRECTORS AND OFFICERS

        No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (a) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or the committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, or (b) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of such stockholders, or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders entitled to vote thereon. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a Committee which authorizes the contract or transaction.

ARTICLE XII
COMPROMISE AND REORGANIZATION

        Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

        IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates and integrates but does not further amend the Amended and Restated Certificate of Incorporation as heretofore amended and supplemented, there being no discrepancies between those provisions and this Amended and Restated Certificate of Incorporation, and it having been duly adopted by the Corporation's Board of Directors in accordance with Section 245 of the Delaware General Corporation Law, has been executed by its duly authorized officer this 9th day of December, 2004.

VIACOM INC.
By:	/s/ MICHAEL D. FRICKLAS
Name: Michael D. Fricklas Title: Executive Vice President, General Counsel and Secretary

Exhibit A

VIACOM INC.
Series D Fully Participating Preferred Stock

        Section 1.    Designation and Amount.    The shares of such series shall be designated as "Series D Fully Participating Preferred Stock" and the number of shares constituting such series shall be 4,144,000.

        Section 2.    Dividends and Distributions.    (A) Each holder of one one-hundredth (1/100) of a share (a "Unit") of Series D Fully Participating Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, (i) a mandatory cash dividend in an amount per Unit (rounded to the nearest cent) equal to the per share amount of any cash dividend declared on shares of Class B Common Stock and (ii) subject to the provision for adjustment hereinafter set forth, a mandatory cash dividend in an amount per Unit (rounded to the nearest cent) equal to the "fair market value" of the per share amount of all non-cash dividends or other distributions (other than a dividend payable in shares of Class B Common Stock or a subdivision of the outstanding shares of Class B Common Stock, by reclassification or otherwise) declared on shares of Class B Common Stock. In the event that the Company shall at any time after the issuance of any share or fraction of a share of Series D Fully Participating Preferred Stock (the "Series D Issuance Date") (i) declare any dividend on outstanding shares of Class B Common Stock payable in shares of Class B Common Stock, (ii) subdivide outstanding shares of Class B Common Stock into a greater number of shares or (iii) combine outstanding shares of Class B Common Stock into a smaller number of shares, then in each such case the amount to which the holder of a Unit of Series D Fully Participating Preferred Stock was entitled immediately prior to such event pursuant to the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Class B Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Class B Common Stock that were outstanding immediately prior to such event.

        (B)  The Company shall declare a mandatory dividend or distribution on Units of Series D Fully Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the shares of Class B Common Stock (other than a dividend payable in shares of Class B Common Stock).

        (C)  For purposes of this Section 2, "fair market value" on any date shall mean (i) with respect to any securities that are listed or admitted to trading on any national securities exchange, the average of the high and low sales price on the date of distribution and (ii) with respect to any other securities, properties or assets, the fair market value thereof as determined in good faith by the Board of Directors of the Company.

        Section 3.    Voting Rights.    Except as otherwise required by law or by the Certificate (including without limitation this resolution), the holders of Units of Series D Fully Participating Preferred Stock shall not have or be entitled to any voting rights or powers with respect to any questions presented to stockholders of the Company.

        Section 4.    Certain Restrictions.    (A) Whenever dividends or distributions payable on Units of Series D Fully Participating Preferred Stock as provided in Section 2 are due but not yet paid, thereafter and until all accrued and unpaid dividends and distributions on outstanding Units of Series D Fully Participating Preferred Stock shall have been paid in full when due, the Company shall not:

          (i)    declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of junior stock;

          (ii)   declare or pay dividends on or make any other distributions on any shares of parity stock, except dividends paid ratably on Units of Series D Fully Participating Preferred Stock and shares of all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of such Units and all such shares are then entitled;

          (iii)  redeem or purchase or otherwise acquire for consideration shares of any parity stock; provided, however, that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any junior stock; or

          (iv)  purchase or otherwise acquire for consideration any Units of Series D Fully Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such Units.

        (B)  The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

        Section 5.    Reacquired Shares.    Any shares of Series D Fully Participating Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. The Company shall take all such actions as are necessary so that all such shares, upon their cancellation, shall become authorized but unissued shares of Preferred Stock, which may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

        Section 6.    Liquidation, Dissolution or Winding Up.    (A) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, no distribution shall be made (i) to the holders of shares of junior stock unless the holders of Units of Series D Fully Participating Preferred Stock shall have received, subject to adjustment as hereinafter provided in paragraph (B), the greater of either (a) $.01 per share of Series D Fully Participating Preferred Stock plus an amount equal to accrued and unpaid dividends and distributions thereon to the date of such payment, or (b) the amount equal to the aggregate per share amount to be distributed to holders of shares of Class B Common Stock, or (ii) to the holders of shares of parity stock, unless simultaneously therewith distributions are made ratably on Units of Series D Fully Participating Preferred Stock and all other shares of such parity stock in proportion to the total amounts to which the holders of Units of Series D Fully Participating Preferred Stock are entitled under clause (i)(a) of this sentence and to which the holders of shares of such parity stock are entitled, in each case upon such liquidation, dissolution or winding up.

        (B)  In the event the Company shall, at any time after the Series D Issuance Date, (i) declare any dividend on outstanding shares of Class B Common Stock payable in shares of Class B Common Stock, (ii) subdivide outstanding shares of Class B Common Stock into a greater number of shares, or (iii) combine outstanding shares of Class B Common Stock into a smaller number of shares, then in each such case the aggregate amount to which holders of Units of Series D Fully Participating Preferred Stock were entitled immediately prior to such event pursuant to clause (i)(b) of paragraph (A) of this Section 6 shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Class B Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Class B Common Stock that were outstanding immediately prior to such event.

        Section 7.    Consolidation, Merger, etc.    In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Class B Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then in any such case Units of Series D Fully Participating Preferred Stock shall at the same time be similarly exchanged for or converted into an amount per Unit (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Class B Common Stock is converted or exchanged. In the event the Company shall at any time after the Series D Issuance Date (i) declare any dividend on outstanding shares of Class B Common Stock payable in shares of Class B Common Stock, (ii) subdivide outstanding shares of Class B Common Stock into a greater number of shares, or (iii) combine outstanding Class B Common Stock into a smaller number of shares, then in each such case the amount set forth in the immediately preceding sentence with respect to the exchange or conversion of Units of Series D Fully Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Class B Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Class B Common Stock that were outstanding immediately prior to such event.

        Section 8.    Redemption.    The Units of Series D Fully Participating Preferred Stock shall not be redeemable.

        Section 9.    Ranking.    The Units of Series D Fully Participating Preferred Stock shall rank junior to all other series of the Preferred Stock and to any other class of preferred stock that hereafter may be issued by the Company as to the payment of dividends and the distribution of assets, unless the terms of any such series or class shall provide otherwise.

        Section 10.    Amendment.    (A) The Certificate, including, without limitation, this resolution, shall not hereafter be amended, either directly or indirectly, or through merger or consolidation with any other corporation or corporations in any manner that would alter or change the powers, preferences or special rights of the Series D Fully Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding Units of Series D Fully Participating Preferred Stock, voting separately as a class.

        (B)  In the event the terms of the Class B Common Stock are amended to provide the holders thereof with powers, preferences or rights that they do not have as of the Series D Issuance Date, then the Company shall amend the terms of the Series D Fully Participating Preferred Stock so as to provide the holders of each Unit with the same powers, preferences and rights provided to each share of Class B Common Stock.

        Section 11.    Fractional Shares.    The Series D Fully Participating Preferred Stock may be issued in Units or other fractions of a share, which Units or fractions shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series D Fully Participating Preferred Stock.

        Section 12.    Certain Definitions.    As used herein with respect to the Series D Fully Participating Preferred Stock, the following terms shall have the following meanings:

        (A)  The term "Class A Common Stock" shall mean the class of stock designated as the class A common stock, par value $0.01 per share, of the Company at the date hereof (i.e., August 20, 2004, the date on which the Certificate of Designation for the Series D Fully Participating Preferred Stock was filed with the Secretary of State of Delaware) or any other class of stock resulting from successive changes or reclassification of such common stock.

        (B)  The term "Class B Common Stock" shall mean the class of stock designated as the class B common stock, par value $0.01 per share, of the Company at the date hereof (i.e., August 20, 2004, the date on which the Certificate of Designation for the Series D Fully Participating Preferred Stock was filed with the Secretary of State of Delaware) or any other class of stock resulting from successive changes or reclassification of such common stock.

        (C)  The term "junior stock" (i) as used in Section 4, shall mean any class or series of capital stock of the Company hereafter authorized or issued over which the Series D Fully Participating Preferred Stock has preference or priority as to the payment of dividends and (ii) as used in Section 6, shall mean the Class A Common Stock, the Class B Common Stock and any other class or series of capital stock of the Company over which the Series D Fully Participating Preferred Stock has preference or priority in the distribution of assets upon any liquidation, dissolution or winding up of the Company.

        (D)  The term "parity stock" (i) as used in Section 4, shall mean the Class B Common Stock and any other class or series of stock of the Company hereafter authorized or issued ranking pari passu with the Series D Fully Participating Preferred Stock as to the payment of dividends and (ii) as used in Section 6, shall mean any class or series of capital stock ranking pari passu with the Series D Fully Participating Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Company.